Wednesday, February 27, 2002

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Year End Earnings and an Increased Dividend for Shareholders

Lakeville, Connecticut, February 27, 2002/PRNewswire...Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company, reported fourth quarter earnings of $730,000 or $.51 per diluted share and net earnings of $2,901,000 or $2.03 per diluted share for the year ended December 31, 2001. This compares to fourth quarter earnings of $845,000 or $.58 per diluted share and net earnings of $2,849,000 or $1.92 per diluted share for the year ended December 31, 2000. The overall increase in earnings for the year 2001 can be attributed to an increase in net interest income resulting from the growth in earning assets, the movement of interest rates and management's continuing efforts to control operating expenses.

During the year 2001, Salisbury Bancorp, Inc. declared cash dividends totaling $.84 per common share outstanding. This compares to total dividends declared during 2000 of $.77 per common share outstanding and represents a 9.09% increase. At their February 25, 2002 meeting, the Directors of Salisbury Bancorp, Inc. declared a first quarter cash dividend of $.22 per share. This compares to a $.21 per share cash dividend that was paid during the first quarter of 2001. The $.22 per share dividend will be paid on April 26, 2002 to shareholders of record as of March 29, 2002.

Salisbury Bancorp, Inc. is the holding company for Salisbury Bank and Trust Company which is a community bank operating full service banking offices in Canaan, Lakeville, Salisbury and Sharon, Connecticut. It has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years.


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